Exhibit 99.1
For Immediate Release
VPG Reports Full Year Fiscal 2014 and Fourth Quarter Results
Full year net revenues of $250.8 million and full year adjusted diluted earnings per share of $0.74. Adjusted EPS for year 2014 increased 19% versus 2013. Cash generated from operations for the year was $24.0 million and free cash flow was $14.3 million.*

MALVERN, Pa. (February 11, 2015) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for fiscal 2014 and fourth quarter ended December 31, 2014.
Ziv Shoshani, VPG’s chief executive officer said, “We continue to focus on revenue growth, supported by our new organic growth platforms, specifically our advanced sensor line in our Foil Technology Products segment. Annual revenue reached a new high while quarterly revenues were just under our mid-point of guidance due to the strengthening of the U.S. dollar, compared predominately to the Euro. Cash flow generation was strong for the year, at $24.0 million, with free cash flow of $14.3 million.”
Mr. Shoshani added, “We are actively engaged in pursuing acquisitions which, in addition to our new product platforms, continue to be a priority to enhance value to our shareholders.”
Net revenues for the fourth quarter of 2014 were $61.2 million, representing a 1.7% decrease from $62.2 million of net revenues for the comparable prior year period. Net revenues for the year ended December 31, 2014 were $250.8 million, representing a 4.4% increase from the $240.3 million of net revenues for prior year. Comparing sequential results, net revenues for the fourth quarter of 2014 decreased by $2.2 million, or 3.4%, from $63.4 million in the third quarter of 2014. Net revenues were negatively impacted by the effect of foreign exchange rates of $1.9 million as compared to the fourth quarter of 2013 and were negatively impacted by the effect of foreign exchange rates of $1.6 million as compared to the third quarter of 2014.
Net loss attributable to VPG stockholders for the fourth quarter of 2014 was ($2.5) million, or ($0.18) per diluted share, compared to net earnings attributable to VPG stockholders for the fourth quarter of 2013 of $1.1 million, or $0.08 per diluted share. Net earnings attributable to VPG stockholders for the 2014 fiscal year were $5.8 million, or $0.42 per diluted share, compared to net earnings attributable to VPG stockholders of $4.3 million, or $0.31 per diluted share for the prior fiscal year.
Adjusted net earnings attributable to VPG stockholders for the fourth quarter of 2014 were $1.7 million, or $0.12 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $2.5 million, or $0.18 per diluted share for the comparable prior year period. Net earnings attributable to VPG stockholders for the fourth quarter of 2014 include $0.02 million of KELK purchase accounting adjustments (which impacted costs of products sold), $0.2 million of restructuring costs and $3.3 million of impairment of goodwill and indefinite-lived intangible assets, and related tax effects and discrete tax items, versus $0.5 million of KELK purchase accounting adjustments (which impacted costs of products sold), $0.05 million of restructuring costs, $0.04 million of acquisition costs, and related tax effects and discrete tax items in the fourth quarter of 2013.
Adjusted net earnings attributable to VPG stockholders for the 2014 fiscal year were $10.4 million, or $0.74 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $8.6 million, or $0.62 per diluted share for the 2013 fiscal year. Net earnings attributable to VPG stockholders for the 2014 fiscal year include $0.1 million of KELK acquisition purchase accounting adjustments (which impacted cost of goods sold), $0.7 million of restructuring costs, $3.3 million of impairment of goodwill and indefinite-lived intangible assets, and the related tax effects and discrete tax items, versus approximately $4.9 million of KELK acquisition purchase accounting adjustments (which impacted costs of products sold), $0.8 million of acquisition costs, $0.5 million of restructuring costs, and the related tax effects and discrete tax items for fiscal year 2013.
Non-cash Impairment Charge
As a result of our regular review of goodwill and indefinite-lived intangible assets during the fourth quarter of each year, we recorded a $3.3 million pre-tax, non-cash impairment charge to reduce the carrying value of the goodwill and indefinite -lived intangible assets related to our steel business. This charge is preliminary and it could change.
Segments
The Foil Technology Products segment revenues were $26.6 million in the fourth quarter of 2014, up 3.5% from $25.7 million in the fourth quarter last year, and down 2.5% from $27.3 million in the third quarter of 2014. The gross margin for the segment decreased to 37.6% for the fourth quarter of 2014 compared to 40.5% in the fourth quarter last year, and down from 41.4% in the third quarter of 2014. Despite the increase in net revenues compared to the fourth quarter of 2013, the gross margin decreased from the comparable prior year period primarily due to product mix, additional costs for expansion of our advanced sensor platform and year-end inventory adjustments. The sequential gross margin decrease was due to year-end inventory adjustments and additional costs for expansion of our advanced sensor platform.
The Force Sensors segment revenues of $17.4 million in the fourth quarter of 2014 were up 9.0% compared to $16.0 million in the fourth quarter last year, and were down 0.4% from $17.5 million in the third quarter of 2014. The gross margin for the segment was 22.8% in the fourth quarter of 2014 versus 21.5% in the fourth quarter of 2013 and 22.5% in the third quarter of 2014. Increased year-over-year revenues are attributable primarily to higher volume. The decrease in sequential revenues is attributable to negative effects of exchange rate, partially offset by higher volume. The gross margin for the quarter increased from the comparable prior year period primarily due to higher volume. The sequential gross margin remained constant for both of the periods.
The Weighing and Control Systems segment revenues were $17.2 million in the fourth quarter of 2014, down 16.4% from $20.5 million in the fourth quarter last year, and down 7.7% from $18.6 million in the third quarter of 2014. Decreased year-over-year and sequential revenues are attributable primarily to lower volume for steel and on-board weighing in Europe and the negative effect of exchange rates. The gross margin for the segment was 44.3% in the fourth quarter of 2014 versus 44.9% in the fourth quarter of 2013 (47.1% excluding the KELK acquisition purchase accounting adjustments of $0.5 million) and 45.9% in the third quarter of 2014. The year-over-year and sequential decreases in gross margin are primarily due to lower volume for steel and process weighing end-user business in Asia and the U.S.
Outlook
Mr. Shoshani concluded, “In light of global economic forecasts, we expect net revenues in the range of $59 million to $64 million for the first quarter of 2015.”

* Note: Free cash flow is defined as the amount of cash generated from operations ($24.0 million for the 2014 fiscal year), in excess of our capital expenditures ($9.8 million for the 2014 fiscal year) and net of proceeds, if any, from the sale of assets ($0.1 million in the 2014 fiscal year).
Conference Call and Webcast
A conference call will be held today (February 11) at 10:00 a.m. EST (9:00 a.m. CST). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 0747131, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode: 10058816. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's Force Sensors products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies, including KELK, the inability to realize anticipated synergies and expansion possibilities, difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31,	December 31,
	2014	2013
Net revenues	$61,218	$62,248
Costs of products sold	39,615	39,165
Gross profit	21,603	23,083
Gross margin	35.3%	37.1%

Selling, general, and administrative expenses	19,062	19,674
Acquisition costs	—	42
Impairment of goodwill and indefinite-lived intangibles	3,329	—
Restructuring costs	193	51
Operating (loss) income	(981)	3,316
Operating margin	(1.6)%	5.3%

Other income (expense):
Interest expense	(208)	(251)
Other	(81)	(506)
Total other income (expense) - net	(289)	(757)

(Loss) income before taxes	(1,270)	2,559

Income tax expense	1,132	1,393

Net (loss) earnings	(2,402)	1,166

Less: net earnings attributable to noncontrolling interests	89	38

Net (loss) earnings attributable to VPG stockholders	$(2,491)	$1,128

Basic (loss) earnings per share attributable to VPG stockholders	$(0.18)	$0.08

Diluted (loss) earnings per share attributable to VPG stockholders	$(0.18)	$0.08

Weighted average shares outstanding - basic	13,755	13,737

Weighted average shares outstanding - diluted	13,755	13,955

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31,	December 31,
	2014	2013
Net revenues	$250,823	$240,275
Costs of products sold	158,699	156,420
Gross profit	92,124	83,855
Gross margin	36.7%	34.9%

Selling, general, and administrative expenses	77,348	74,521
Acquisition costs	—	794
Impairment of goodwill and indefinite-lived intangibles	3,329	—
Restructuring costs	668	538
Operating income	10,779	8,002
Operating margin	4.3%	3.3%

Other income (expense):
Interest expense	(868)	(1,022)
Other	(851)	(1,579)
Total other income (expense) - net	(1,719)	(2,601)

Income before taxes	9,060	5,401

Income tax expense (benefit)	3,087	1,054

Net earnings	5,973	4,347

Less: net earnings attributable to noncontrolling interests	178	56

Net earnings attributable to VPG stockholders	$5,795	$4,291

Basic earnings per share attributable to VPG stockholders	$0.42	$0.32

Diluted earnings per share attributable to VPG stockholders	$0.42	$0.31

Weighted average shares outstanding - basic	13,755	13,563

Weighted average shares outstanding - diluted	13,977	13,944

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	December 31,	December 31,
	2014	2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$79,642	$72,785
Accounts receivable, net	37,514	40,500
Inventories, net	54,313	54,973
Deferred income taxes	5,003	4,784
Prepaid expenses and other current assets	10,566	10,500
Total current assets	187,038	183,542

Property and equipment, net	51,982	49,323
Goodwill	14,878	18,880
Intangible assets, net	17,489	22,458
Other assets	20,417	17,901
Total assets	$291,804	$292,104

Liabilities and equity
Current liabilities:
Trade accounts payable	$10,371	$10,258
Payroll and related expenses	14,252	15,016
Other accrued expenses	16,590	15,814
Income taxes	2,197	615
Current portion of long-term debt	5,120	4,137
Total current liabilities	48,530	45,840

Long-term debt, less current portion	17,713	22,936
Deferred income taxes	1,756	1,259
Other liabilities	7,658	7,738
Accrued pension and other postretirement costs	13,072	10,780
Total liabilities	88,729	88,553

Commitments and contingencies

Equity:
Common stock	1,273	1,271
Class B convertible common stock	103	103
Treasury stock	(32)	—
Capital in excess of par value	189,532	188,424
Retained earnings	38,442	32,647
Accumulated other comprehensive income (loss)	(26,477)	(19,027)
Total Vishay Precision Group, Inc. stockholders' equity	202,841	203,418
Noncontrolling interests	234	133
Total equity	203,075	203,551
Total liabilities and equity	$291,804	$292,104

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Years ended
	December 31,	December 31,
	2014	2013
Operating activities:
Net earnings	$5,973	$4,347
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	3,329	—
Depreciation and amortization	11,677	11,990
Loss (gain) on disposal of property and equipment	63	41
Share-based compensation expense	1,008	743
Inventory write-offs for obsolescence	1,290	951
Other	1,308	(2,212)
Changes in operating assets and liabilities	(654)	(1,263)
Net cash provided by operating activities	23,994	14,597

Investing activities:
Capital expenditures	(9,759)	(6,748)
Proceeds from sale of property and equipment	83	81
Purchase of business	—	(48,919)
Net cash used in investing activities	(9,676)	(55,586)

Financing activities:
Proceeds from long-term debt	—	25,000
Principal payments on long-term debt and capital lease obligations	(4,137)	(3,148)
Debt issuance costs	—	(384)
Repurchase of treasury stock	(32)	—
Distributions to noncontrolling interests	(77)	(82)
Excess tax benefit from share-based compensation plan	5	—
Net cash (used in) provided by financing activities	(4,241)	21,386
Effect of exchange rate changes on cash and cash equivalents	(3,220)	(1,493)

Increase (decrease) in cash and cash equivalents	6,857	(21,096)

Cash and cash equivalents at beginning of period	72,785	93,881
Cash and cash equivalents at end of period	$79,642	$72,785

Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$—	$5,861

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Years ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Net (loss) earnings attributable to VPG stockholders	$(2,491)	$1,128	$5,795	$4,291

Reconciling items affecting operating margin

Acquisition purchase accounting adjustments	19	454	75	4,855
Acquisition costs	—	42	—	794
Impairment of goodwill and indefinite-lived intangibles	3,329	—	3,329	—
Restructuring costs	193	51	668	538
Reconciling items affecting income tax expense
Tax effect of adjustments for purchase accounting, acquisition costs, impairment charges and restructuring costs, and discrete tax items	(679)	(792)	(531)	1,851

Adjusted net earnings attributable to VPG stockholders	$1,729	$2,467	$10,398	$8,627

Weighted average shares outstanding - diluted	14,004	13,955	13,977	13,944

Adjusted net earnings per diluted share	$0.12	$0.18	$0.74	$0.62

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Margin
(Unaudited - In thousands)
	Fiscal quarter ended		Years ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Gross profit	$21,603	$23,083	92,124	83,855
Gross margin	35.3%	37.1%	36.7%	34.9%

Reconciling items affecting gross margin
Acquisition purchase accounting adjustments	19	454	75	4,855

Adjusted gross profit	$21,622	$23,537	$92,199	$88,710
Adjusted gross margin	35.3%	37.8%	36.8%	36.9%